Exhibit 10.2

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (this “Agreement”) entered into as of the 12th day of February, 2008 by and between PENTAX Corporation, a corporation organized and existing under the laws of Japan, having its registered office at 2-36-9, Maeno-cho, Itabashi-ku, Tokyo 174-8639, Japan (“PENTAX”) and Vision-Sciences, Inc., a Delaware corporation, having its principal place of business at 40 Ramland Road South, Orangeburg, New York 10962, U.S.A. (“VSI”).

WHEREAS, PENTAX and VSI entered into the agreement on the 10th day of November, 2004 in connection with the CMOS patents with respect to, among others, transfer of responsibility for certain activities and costs from VSI to PENTAX (the “Letter Agreement”); and

WHEREAS, the parties hereto desire to terminate the Letter Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

Article 1	Early Termination.

The parties hereby agree to terminate the Letter Agreement as of the 12th day of February, 2008.

Article 2	Rights and Obligations.

Upon the termination of the Letter Agreement, each party shall neither be entitled to any rights nor have any obligation under the Letter Agreement. Further, each party shall waive any claim against the other party which has arisen or might arise out of, or in connection with, the Letter Agreement, or the early termination of the Letter Agreement; provided, however, that any and all obligations already accrued under the Letter Agreement at the time of termination of the Letter Agreement shall be valid and effective until both parties fully perform their obligations thereunder.

Article 3	Binding Effect.

Any and all of the terms, provisions and conditions of this Agreement shall be binding upon and inure to the benefit of and the detriment of the parties hereto and their successors and assigns.

Article 4	Severability.

If any term, provision or condition of this Agreement shall for any reason be held by a legislature or a court of competent jurisdiction to be invalid, the remaining terms, provisions or conditions hereof shall nevertheless remain in full force and effect as if such unenforceable term, provision or condition had never been a part hereof.

Article 5	Prior Agreement.

This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any prior such agreements, including the Letter Agreement.

Article 6	Waiver.

No waiver of any provisions of this Agreement shall be implied and no affirmative waiver shall be valid unless in writing and signed by the party to be charged. No waiver of any breach of any of the terms, provisions or conditions of this Agreement shall be construed as, or held to be a waiver of, any other breach or a waiver of, acquiescence in, or consent to, any future or succeeding breach hereof.

Article 7	Counterparts.

This Agreement may be executed in two counter parts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

Article 8	Section Headings.

The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

Article 9	Governing Law and Jurisdiction.

This Agreement shall be governed by the laws of the State of Massachusetts without regard to conflict of law provisions.

PENTAX CORPORATION

	By:	/s/ Nobuaki Tanishima
	Name:	Nobuaki Tanishima
	Title:	President

VISION-SCIENCES, INC.

	By:	/s/ Ron Hadani
	Name:	Ron Hadani
	Title:	President & Chief Executive Officer